EXHIBIT F
















              SERIES A PREFERRED SHARES PURCHASE AGREEMENT

                      DATED AS OF JANUARY 18, 1996

                                 BETWEEN

                    AMLI RESIDENTIAL PROPERTIES TRUST

                                   AND

                     UNITED GROUP REINSURANCE, INC.













































                            TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

I.    PURCHASE AND SALE OF SHARES.. . . . . . . . . . . . . . . . .   1
      1.1  Sale and Issuance of Preferred Shares. . . . . . . . . .   1
      1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . .   1

II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . .   2
      2.1  Organization, Good Standing and Qualification. . . . . .   2
      2.2  Power, Authority and Enforceability. . . . . . . . . . .   3
      2.3  Capitalization . . . . . . . . . . . . . . . . . . . . .   3
      2.4  Valid Issuance of Shares . . . . . . . . . . . . . . . .   3
      2.5  Compliance with Other Instruments. . . . . . . . . . . .   3
      2.6  Registration Statement and Prospectus. . . . . . . . . .   4
      2.7  Conformity to Securities Act; No Misstatement or
Omission. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      2.8  Financial Statements . . . . . . . . . . . . . . . . . .   5
      2.9  No Material Changes. . . . . . . . . . . . . . . . . . .   6
      2.10 Litigation . . . . . . . . . . . . . . . . . . . . . . .   6
      2.11 Title to Properties; Leasehold Interests . . . . . . . .   6
      2.12 Environmental Compliance . . . . . . . . . . . . . . . .   7
      2.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .   9
      2.14 Employees; ERISA . . . . . . . . . . . . . . . . . . . .   9
      2.15 Legal Compliance . . . . . . . . . . . . . . . . . . . .  10
      2.16 Regulation G; Use of Proceeds. . . . . . . . . . . . . .  10
      2.17  Governmental Consent. . . . . . . . . . . . . . . . . .  11

III.  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. . . . . . . .  11
      3.1  Power, Authority and Enforceability. . . . . . . . . . .  11
      3.2  Compliance with Other Instruments. . . . . . . . . . . .  11
      3.3  Ownership Limitations. . . . . . . . . . . . . . . . . .  12

IV.   CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING . . . . .  12
      4.1  Series A Preferred Articles Supplementary. . . . . . . .  12
      4.2  Representations and Warranties . . . . . . . . . . . . .  12
      4.3  Performance. . . . . . . . . . . . . . . . . . . . . . .  12
      4.4  No Stop Order. . . . . . . . . . . . . . . . . . . . . .  12
      4.5  No Material Adverse Change . . . . . . . . . . . . . . .  13
      4.6  Opinion of Company Counsel . . . . . . . . . . . . . . .  13
      4.7  Officer's Certificate. . . . . . . . . . . . . . . . . .  13
      4.8  Proceedings. . . . . . . . . . . . . . . . . . . . . . .  13

V.    CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. . . . . .  13
      5.1  Representations and Warranties . . . . . . . . . . . . .  13
      5.2  Additional Commitments . . . . . . . . . . . . . . . . .  14

VI.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      6.1  Filing of Prospectus Supplement. . . . . . . . . . . . .  14
      6.2  Amendments to Registration Statement . . . . . . . . . .  14

      6.3  Notice of Certain Actions. . . . . . . . . . . . . . . .  14
      6.4  Filing of Exchange Act Reports . . . . . . . . . . . . .  15
      6.5  Stock Exchange Listing . . . . . . . . . . . . . . . . .  15

VII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  15
      7.1  Survival of Warranties . . . . . . . . . . . . . . . . .  15
      7.2  Successors and Assigns . . . . . . . . . . . . . . . . .  16
      7.3  Governing Law. . . . . . . . . . . . . . . . . . . . . .  16
      7.4  Counterparts . . . . . . . . . . . . . . . . . . . . . .  16
      7.5  Titles and Subtitles . . . . . . . . . . . . . . . . . .  16
      7.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . .  16
      7.7  No Finder's Fees . . . . . . . . . . . . . . . . . . . .  17
      7.8  Expenses . . . . . . . . . . . . . . . . . . . . . . . .  18
      7.9  Amendments and Waivers . . . . . . . . . . . . . . . . .  18
      7.10 Severability . . . . . . . . . . . . . . . . . . . . . .  18
      7.11 Entire Agreement . . . . . . . . . . . . . . . . . . . .  18
      7.12 Limitation of Liability of Shareholders
           of the Company . . . . . . . . . . . . . . . . . . . . .  18

                         SCHEDULES AND EXHIBITS
                         ----------------------


Schedule 2.1           Subsidiaries

Schedule 2.5           Compliance with Other Instruments

Schedule 3.2           Compliance with Other Instruments

Schedule 7.7           Finder's Fee


Exhibit A              Series A Preferred Articles Supplementary

Exhibit B              Opinion of Company Counsel

Exhibit C              Prospectus

              SERIES A PREFERRED SHARES PURCHASE AGREEMENT
              --------------------------------------------


           This SERIES A PREFERRED SHARES PURCHASE AGREEMENT (this "Agreement") is made as of the 18th day of January, 1996 by and between Amli Residential Properties Trust, a Maryland real estate investment trust (the "Company"), and United Group Reinsurance, Inc. (the "Investor").

                           W I T N E S S E T H
                           -------------------

           WHEREAS, the Company wishes to issue and sell to the Investor an aggregate of 100,000 shares of Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Company (the "Series A Preferred Shares"), the terms of which shall be as set forth in the Series A Preferred Articles Supplementary in the form of Exhibit A (the "Series A Preferred Articles Supplementary") in accordance with and subject to the terms and conditions set forth herein; and

           WHEREAS, the Investor wishes to purchase the Series A Preferred Shares on the terms and subject to the conditions set forth in this Agreement;

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:


I.    PURCHASE AND SALE OF SHARES.

      1.1    SALE AND ISSUANCE OF PREFERRED SHARES.

             (a)  The Company shall adopt and file with the State
Department of Assessments and Taxation of Maryland (the "SDAT") on or before the Closing Date (as defined below) the Series A Preferred Articles Supplementary.

             (b) Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Investor (or one or more of its affiliates) and the Investor (either directly or through one or more of its affiliates) agrees to purchase from the Company at the Closing (as defined below), 100,000 Series A Preferred Shares, at a per-share price of $20.00 (the "Per-Share Price"), resulting in an aggregate purchase price of $2,000,000 million (the "Purchase Price").

      1.2    CLOSING.

             The closing (the "Closing") of the purchase and sale of the Series A Preferred Shares shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle, Chicago, Illinois 60603 at 10:00 a.m. on January 25, 1996, or at such other location, date and time as may be agreed upon by the Company and the Investor (such date being hereinafter referred to as the "Closing Date"). At the Closing, the Company shall issue and deliver to the Investor a stock certificate or certificates in definitive form, registered in the name of the Investor, representing the Series A Preferred Shares being purchased by the Investor hereunder, and the Investor shall deliver to the Company, against delivery of the stock certificate or certificates representing the Series A Preferred Shares, a cashier's or certified check or wire transfer payable to the Company's order for the Purchase Price.


II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants, as of the date of this Agreement and as of the Closing Date, that:

      2.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.

             (a) The Company has been duly organized and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland with full power and authority to own lease and operate its properties and conduct its business as now being conducted, and has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, assets, business, affairs, properties or financial or other condition of the Company and its subsidiaries taken as a whole.

             (b) Amli Residential Properties, L.P. (the "Operating Partnership") has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act with partnership power and authority to own, lease and operate its properties and conduct its business as now being conducted and has been duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

             (c)  The subsidiaries of the Company set forth on Schedule
2.1 (the "Subsidiaries") have each been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have full power and authority to own, lease and operate their properties and to conduct their businesses as now being conducted, and each Subsidiary has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

      2.2    POWER, AUTHORITY AND ENFORCEABILITY

             (a) The Company has all requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and to issue and sell the Series A Preferred as herein provided.

             (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      2.3    Capitalization.

             The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and, except as set forth the Prospectus, are nonassessable.

      2.4    Valid Issuance of Shares.

             The Series A Preferred Shares which are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and, except as described in the Prospectus, nonassessable and will be issued in compliance with all applicable federal and state securities laws. The Common Shares (as hereinafter defined) issuable upon the conversion of the Series A Preferred Shares issued and sold hereunder will be duly and validly reserved for such issuance and, when issued upon such conversion in accordance with the Series A Preferred Articles Supplementary, will be duly and validly issued, fully paid and, except as provided in the Prospectus, nonassessable and will be issued in compliance with all applicable federal and state securities laws.

      2.5    Compliance with Other Instruments.

             Except as set forth on Schedule 2.5, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not (i) result in a violation of the Company's Declaration of

Trust or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the Company's ability to perform its obligations under this Agreement).

      2.6    REGISTRATION STATEMENT AND PROSPECTUS.

             The Company meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (herein called the "Securities Act") and of Rule 415 pursuant to the Securities Act, and filed with the Securities and Exchange Commission (herein called the "Commission") on June 6, 1995, a Registration Statement on Form S-3 (33-93120) relating to $200,000,000 aggregate principal amount of the Company's unsecured senior debt securities (the "Debt Securities"), preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"), common shares of beneficial interest, $.01 par value per share (the "Common Shares") and warrants to purchase any of the foregoing (the "Securities Warrants"), under the Securities Act. Such Registration Statement was declared effective by the Commission on July 20, 1995. No stop order suspending the effectiveness of such Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission, and no amendment or supplement thereto or to any document incorporated by reference therein has heretofore been filed with the Commission. Such Registration Statement is herein called the "Registration Statement". As used herein, the term "Registration Statement" means the Registration Statement, including all exhibits thereto (other than the Statement of Eligibility and Qualification under the Trust Indenture Act (Form T-1) of the Trustee), as amended to the date of this Agreement; the term "Basic Prospectus" means the prospectus included in the Registration Statement in the form on file with the Commission on the date the Registration Statement became effective; and the term "Prospectus" means the Basic Prospectus, together with the Prospectus Supplement, dated January 18, 1996, delivered to the Investor in connection with the purchase of the Series A Preferred Shares, in the form to be filed with the Commission pursuant to Rule 424(b) under the Securities Act. Any reference herein to the Registration Statement, the Basic Prospectus or the Prospectus shall be deemed to refer to and include the documents or portions thereof incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the

Securities Exchange Act of 1934, as amended (herein called the "Exchange Act"), on or before the date of this Agreement, or the issue date of the Basic Prospectus or the Prospectus, as the case may be; and any reference to any amendment or supplement to the Registration Statement, the Basic Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date or issue date, as the case may be, under the Exchange Act which are incorporated or deemed to be incorporated by reference in such amendment or supplement.

      2.7    CONFORMITY TO SECURITIES ACT; NO MISSTATEMENT OR OMISSION.

             As of the date hereof, as of the time the Prospectus is filed with the Commission pursuant to Rule 424(b) under the Securities Act, at any time prior to the Closing Date that any subsequent amendment or supplement to the Registration Statement or the Prospectus is filed with the Commission and at the Closing Date: (i) the Registration Statement, as amended as of any such time and the Prospectus, as amended or supplemented as of any such time will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the Commission thereunder, (ii) the Registration Statement, as amended as of any such time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) the Prospectus, as amended or supplemented as of any such time, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      2.8    FINANCIAL STATEMENTS.

             The financial statements incorporated by reference in the Registration Statement and the Prospectus are complete and correct in all material respects and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as at the dates specified and the consolidated results of their operations for the periods specified; such financial statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto; and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein.

      2.9    NO MATERIAL CHANGES.

             Since the date as of which information is given in the Prospectus, except as otherwise stated therein or contemplated thereby:
(i) there has been no material adverse change in the business, operations or condition, financial or otherwise, of the Company and its subsidiaries considered as one enterprise, or in the earnings or the ability to continue to conduct business in the usual and ordinary course of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; (ii) there has been no material transaction entered into by the Company or any of its subsidiaries other than transactions in the ordinary course of business or transactions which are not material in relation to the Company and its subsidiaries considered as one enterprise; and there have not been any changes in the capital stock (other than issuances of Common Shares pursuant to employee benefit or other similar plans described in the Prospectus) or any material increases in the debt of the Company or any of its subsidiaries.

      2.10   LITIGATION.

             Except as set forth in the Prospectus, there is no action, suit or proceeding (whether or not purportedly on behalf of the Company or any of its subsidiaries) before or by any court or governmental agency or body, domestic or foreign, now pending or, to the best knowledge and belief of the Company, threatened against or affecting the Company or any of its subsidiaries which, either alone or in the aggregate, involve the possibility of any material and adverse change in the business, operations, properties, assets, financial condition or income of the Company and its subsidiaries considered as one enterprise, the consummation of the transactions contemplated by this Agreement or the compliance by the Company with the terms, conditions and provisions of the Series A Preferred Shares.

      2.11   TITLE TO PROPERTIES; LEASEHOLD INTERESTS.

             (a) Except as disclosed in the Prospectus, or except to the extent that the inaccuracy of any of the following, either individually or
in the aggregate, would not have a Material Adverse Effect:   (i) the
Company, through one or more subsidiaries, has good and marketable title (or, with respect to any Communities (as hereinafter defined) located in Texas, good and indefeasible title, or such substantially equivalent quality of title as provided by the applicable title insurance policy) to the land underlying each of the multi-family apartment communities described in the Prospectus (the "Communities") and good and marketable title (or, with respect to any Communities located in Texas, good and indefeasible title) to the improvements thereon (in each case with title insurance thereon in full force and effect and which is adequate in accordance with industry standards) and all other assets that are required for the effective operation of such Communities in the manner in which they currently are operated, in each case, subject only to Permitted Exceptions (as herein defined); (ii) all leases under which the Company, or any of its subsidiaries leases any property is in full force and effect, and neither the Company nor any such subsidiary is in default in any material respect of any of the terms or provisions of any of such leases and no claim has been asserted by anyone adverse to any such entity's rights as lessee under any of such leases, or affecting or questioning any such entity's right to the continued possession or use of the properties under any such leases or asserting a default under any such leases; and (iii) all liens, charges or encumbrances on or affecting any of the Communities or the other property and assets of the Company and its subsidiaries which are required to be disclosed in the Prospectus are disclosed therein;

      (b) As used in this Agreement, "Permitted Exceptions" means: (i) real estate taxes and assessments not yet delinquent; (ii) covenants, restrictions, easements and other similar agreements, provided that the same are not violated by existing improvements or the current use and operation of a Community or other property; (iii) zoning laws, ordinances and regulations, building codes, rules and other governmental laws, regulations, rules and orders affecting each Community or other property, provided that the same are not violated by existing improvements or the current use and operation of a Community or other property; (iv) any state of facts disclosed by the surveys relating to the Communities; (v) any imperfection of title which does not affect the current use, operation or enjoyment of a Community or other property and does not render title to such Community or other property unmarketable or uninsurable and does not materially impair the value of such Community; and (iv) mortgage financing as described in the Prospectus.

      2.12   ENVIRONMENTAL COMPLIANCE.

             (a) Except as specifically described in the Prospectus, the Company and each of its subsidiaries has complied and is in compliance in all material respects with all Environmental Statutes (as hereinafter defined).

             (b) Neither the Company nor any of its subsidiaries intends to use the properties or assets described in the Prospectus or any other real property owned or occupied by any such party for the purpose of handling, burying, storing, retaining, refining, transporting, processing, manufacturing, generating, producing, spilling, seeping, leaking, escaping, leaching, pumping, poring, emitting, emptying, discharging, injecting, dumping, transferring or otherwise disposing of or dealing with Hazardous Materials, except for materials utilized in the ordinary course of business of the Communities, provided such use would not, in the ordinary course of business, give rise to liability under any Environmental Statute.

             (c) Except as would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or the earnings, assets, business affairs or business prospects of the Company, neither the Company nor any of its subsidiaries is aware of any seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying or dumping of Hazardous Materials into waters on or adjacent to the properties described in the Prospectus or any other real property owned or occupied by any such party, or onto lands from which Hazardous Materials might seep, flow or drain into such waters.

             (d) The Company is not aware of any occurrence or circumstance that, with notice or passage of time or both, would give rise to a claim under or pursuant to any federal, state or local Environmental Statute pertaining to Hazardous Materials on or originating from any properties or assets described in the Prospectus or any other real property owned or occupied by the Company or any of its Subsidiaries arising out of the conduct of any such party, including without limitation pursuant to any Environmental Statute.

             (e) Neither the properties described in the Prospectus nor any other land owned by the Company or any of its subsidiaries is included or, to the knowledge of the Company, proposed for inclusion on the National priorities List issued pursuant to CERCLA (as hereinafter defined) by the United States Environmental Protection Agency (the "EPA") or on the inventory of other potential "Problem" sites issued by the EPA and has not otherwise been publicly identified by the EPA as a potential CERCLA site or included or, to the best knowledge of the Company, proposed for inclusion on any list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (as hereinafter defined).

             (f) As used herein, "Hazardous Material" shall include without limitation any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances or related materials, asbestos or any hazardous material as defined by any federal, state or local environmental law, ordinance, rule or regulation, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section Sec. 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section Sec. 1801 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section Sec. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section Sec. 11001 et seq., the Toxic

Substances Control Act, 15 U.S.C. Section Sec. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section Sec. 136 et seq., the Clean Air Act, 42 U.S.C. Section Sec. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section Sec. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section Sec. 300F to 300j-11, and the Occupational Safety and Health Act, 29 U.S.C. Section Sec. 651 et seq., as any of the above statutes may be amended from time to time, and in the regulations adopted and publications promulgated pursuant to each of the foregoing (individually, an "Environmental Statute") or by any federal, state or local governmental authority having or claiming jurisdiction over the properties and assets described in the Prospectus (a "Governmental Authority").

      2.13   TAXES.

             The Company has filed all federal, state, local and other tax returns and reports (except for foreign returns and reports the failure to file which will not result in any material liability to the Company), and any other material returns and reports with any governmental authorities (federal, state or local), required to be filed by it. The Company has paid or caused to be paid all taxes (including interest and penalties) that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with generally accepted accounting principles consistently applied. The Company does not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with generally accepted accounting principles consistently applied. Federal and state income tax returns for the Company have not been audited by the Internal Revenue Service or state authorities. No deficiency assessment with respect to or proposed adjustment of the Company's federal, state, local or other tax returns is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, local or other tax authority outstanding against the assets, properties or business of the Company. There are no applicable taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement or the issuance by the Company of the Series A Preferred Shares or the Common Shares issuable upon conversion of the Series A Preferred Shares, except for governmental fees paid in connection with securities law filings.

      2.14   EMPLOYEES; ERISA.

             The Company has good relationships with its employees and has not had any substantial labor problems. The Company does not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. Other than as disclosed in the Prospectus, the Company has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan." The Company is in compliance with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA, except where the failure to so comply would not have a Material Adverse Effect.

      2.15   LEGAL COMPLIANCE.

             (a) The Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to comply would not have a Material Adverse Effect. The Company has all necessary permits, licenses and other authorizations required to conduct its business as currently conducted, and as proposed to be conducted, in all material respects.

             (b) There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company which may result in a Material Adverse Effect.

             (c) There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business as now being conducted and as proposed to be conducted.

      2.16   REGULATION G; USE OF PROCEEDS.

             The proceeds from the issue and sale of the Series A
Preferred Shares will be applied by the Company as set forth in the Prospectus under the caption "Use of Proceeds". Neither the Company nor any subsidiary of the Company will, directly or indirectly, use any of such proceeds for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase stock that is currently a "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or of Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. No indebtedness being reduced or retired out of such proceeds was incurred for the purpose of purchasing or carrying any such "margin stock" and neither the Company nor any subsidiary of the Company owns, or has any present intention of acquiring, any such "margin stock" in an amount sufficient to cause more than 20% of the value of the consolidated assets of the Company and its Subsidiaries considered as one enterprise to be "margin stock".

      2.17  GOVERNMENTAL CONSENT.

             Other than such consents as have already been obtained or made or which will be made at or prior to the Closing Date in connection with the Registration Statement, the Prospectus and the Series A Preferred Shares, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of this Agreement or performance thereunder or the valid offer, issue, sale and delivery of the Series A Preferred Shares pursuant to this Agreement and the Articles Supplementary; PROVIDED that the Company makes no representation or warranty as to any consents, approvals, authorizations, declarations or filings required under laws regulating insurance companies as such.


III.  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

      The Investor represents and warrants, as of the date of this Agreement and as of the Closing Date, that:

      3.1    POWER, AUTHORITY AND ENFORCEABILITY.

             (a) The Investor has a requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and to purchase the Series A Preferred Shares hereunder.

             (b) This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      3.2    COMPLIANCE WITH OTHER INSTRUMENTS.

             Except as set forth in Schedule 3.2, the execution delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not (i) result in a violation of the Investor's constituent documents or (ii) conflict with, or constitute a default under (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not materially impair the Investor's ability to perform its obligations under this Agreement).

      3.3    OWNERSHIP LIMITATIONS.

             The Investor has received a copy of the Company's Amended and Restated Declaration of Trust and understands the restrictions on transfer and ownership of the Company included therein related to the qualification by the Company as a real estate investment trust for federal income tax purposes pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended.


IV.   CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT CLOSING.

      The Investor's obligations at the Closing under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

      4.1    SERIES A PREFERRED ARTICLES SUPPLEMENTARY.

             The Series A Preferred Articles Supplementary shall have been filed with and accepted for recording by the SDAT.

      4.2    REPRESENTATIONS AND WARRANTIES.

             The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

      4.3    PERFORMANCE.

             The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

      4.4    NO STOP ORDER.

             No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings therefor instituted or threatened by the Commission.

      4.5    NO MATERIAL ADVERSE CHANGE.

             After the date of this Agreement and through the Closing Date, there shall not have occurred any material adverse change in the business or financial condition of the Company and its subsidiaries considered as one enterprise.

      4.6    OPINION OF COMPANY COUNSEL.

             The Investor shall have received from Mayer, Brown & Platt, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit B.

      4.7    OFFICER'S CERTIFICATE.

             The Company shall have delivered to the Investor on the Closing Date a certificate or certificates, signed by an authorized officer of the Company to the effect that the facts required to exist by Sections 4.1, 4.2, 4.3, 4.4 and 4.5 exist on such Closing Date.

      4.8    PROCEEDINGS.

             All proceedings to be taken in connection with the transactions contemplated by this Agreement, including all filings with the Commission, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Investor; and the Investor shall have received copies of all documents which the Investor may reasonably request in connection with said transactions and copies of the records of all proceedings of the Company in connection therewith in form and substance satisfactory to the Investor.


V.    CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

      The obligations of the Company under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

      5.1    REPRESENTATIONS AND WARRANTIES.

             The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

      5.2    ADDITIONAL COMMITMENTS.

             The Company shall have received commitments from investors, including the Investor, to purchase an aggregate of $20,000,000 of Series A Preferred Shares on substantially the terms set forth in this Agreement.


VI.   COVENANTS.

      6.1    FILING OF PROSPECTUS SUPPLEMENT.

             Promptly following the execution of this Agreement, the Company will file with the Commission pursuant to Rule 424(b) under the Securities Act, the Prospectus Supplement to the Basic Prospectus (setting forth, inter alia, the amount of the Series A Preferred Shares sold hereunder, the terms thereof, the method of distribution of the Series A Preferred Shares sold hereunder and the price at which the Series A Preferred Shares sold hereunder are to be purchased by the Investor) in the form attached as Exhibit C hereto, with only such changes as shall be approved by the Investor and the Company. The Investor hereby acknowledges receipt of two copies of the Prospectus.

      6.2    AMENDMENTS TO REGISTRATION STATEMENT.

             If at any time after the date of this Agreement and through the Closing Date any event shall have occurred or any condition shall exist as a result of which, in the reasonable opinion of the Investor or the Company, it shall be necessary to amend or supplement the Prospectus, as then amended or supplemented, so that the Prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, or if, in the reasonable opinion of the Investor or the Company, it shall be necessary at any time to amend or supplement the Registration Statement or the Prospectus in order to comply with the requirements of the Securities Act or the Exchange Act or the respective rules and regulations of the Commission thereunder, the Company shall promptly prepare and file with the Commission such amendment or supplement, whether by filing documents pursuant to the Exchange Act, the Securities Act or otherwise, as shall be necessary to correct such untrue statement or omission or to effect such compliance.

      6.3    NOTICE OF CERTAIN ACTIONS.

             After the date of this Agreement and through the Closing
Date, the Company will notify the Investor immediately (and confirm such notice in writing) (i) of the effectiveness of any amendment to the Registration Statement, (ii) of the receipt of any comments from the Commission with respect to the Registration Statement, the Basic Prospectus or the Prospectus, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order and, if any such stop order shall be issued, to obtain the lifting thereof at the earliest possible time. After the date of this Agreement and through the Closing Date, the Company will promptly, upon mailing or delivery to the Commission, provide the Investor with copies of any amendment or supplement to the Prospectus, any amendment to the Registration Statement or any other document to be filed with the Commission.

      6.4    FILING OF EXCHANGE ACT REPORTS.

             After the date of this Agreement and through the Closing Date, the Company will file promptly all documents required to be filed with the Commission pursuant to Section 13 or 14 of the Exchange Act, and so long as the Series A Preferred Shares remain issued and outstanding, shall provide to the Investor copies of all such documents, including, without limitation, all financial statements of the Company required to be filed with the Commission.

      6.5    STOCK EXCHANGE LISTING.

             The Company will use its best efforts to obtain the listing on the New York Stock Exchange of all Common Shares which the Investor may acquire upon conversion of the Series A Preferred Shares issued and sold hereunder.


VII.  MISCELLANEOUS

      7.1    SURVIVAL OF WARRANTIES.

             The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement shall survive the Closing indefinitely. All other representations and warranties contained in or made in this Agreement shall survive the Closing for a period of three years. The representations and warranties contained in this Agreement shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

      7.2    SUCCESSORS AND ASSIGNS.

             Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      7.3    GOVERNING LAW.

             This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect t the conflict of law provisions thereof; PROVIDED, HOWEVER, that matters relating to the issuance of the Series A Preferred Shares and other internal corporate matters related to the Company shall be governed by the laws of the State of Maryland.

      7.4    COUNTERPARTS.

             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7.5    TITLES AND SUBTITLES.

             The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      7.6    NOTICES.

             Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified,
(b) on the fifth business day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (c) on the next business day after dispatch via nationally recognized overnight courier or
(d) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Investor, to:

      United Group Reinsurance, Inc.
      c/o Emerald Capital Group, Ltd.
      100 Chetwynd Drive, Suite 202
      Rosemont, Pennsylvania 19010
      Facsimile:  (610) 527-0392
             Attn:  Patrick McLaughlin

If to the Company, to:

      Amli Residential Properties Trust
      125 South Wacker Drive
      Suite 3100
      Chicago, Illinois  60606
      Facsimile:  (312) 443-1986

      Attn:  President

with a copy to:

      Edward J. Schneidman
      Mayer, Brown & Platt
      190 South LaSalle
      Chicago, IL  60603
      Facsimile:  (312) 701-7711

      7.7    NO FINDER'S FEES.

             Except as set forth on Schedule 7.7 hereto, each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted-liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

      7.8    EXPENSES.

             Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Series A Preferred Articles Supplementary, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

      7.9    AMENDMENTS AND WAIVERS.

             Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

      7.10   SEVERABILITY.

             If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      7.11   ENTIRE AGREEMENT.

             This Agreement constitutes the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

      7.12   LIMITATION OF LIABILITY OF SHAREHOLDERS OF THE COMPANY.

      ANY OBLIGATION OR LIABILITY WHATSOEVER OF THE COMPANY WHICH MAY ARISE AT ANY TIME UNDER THIS AGREEMENT OR ANY OBLIGATION OR LIABILITY WHICH MAY BE INCURRED BY IT PURSUANT TO ANY OTHER INSTRUMENT, TRANSACTION OR UNDERTAKING CONTEMPLATED HEREBY SHALL BE SATISFIED, IF AT ALL, OUT OF THE COMPANY'S ASSETS ONLY. NO SUCH OBLIGATION OR LIABILITY SHALL BE PERSONALLY BINDING UPON, NOR SHALL RESORT FOR THE ENFORCEMENT THEREOF BE HAD TO, THE PROPERTY OF ANY SHAREHOLDER, REGARDLESS OF WHETHER SUCH OBLIGATION OR LIABILITY IS IN THE NATURE OF CONTRACT, TORT OR OTHERWISE.

      IN WITNESS WHEREOF, the parties have executed this Agreement in Chicago, Illinois as of the date first above written.


UNITED GROUP LIFE INSURANCE, INC.             AMLI RESIDENTIAL
                                              PROPERTIES TRUST



By: /S/ MARK HAUPTMAN                         By: /S/ ALLAN G. SWEET
    ---------------------------                     ----------------------